Exhibit 5.1

One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

November 19, 2014

Amedica Corporation

1885 West 2100 South

Salt lake City, Utah 84119

Ladies and Gentlemen:

We have acted as legal counsel to Amedica Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (No. 333-199753) on Form S-1, as amended (the “Registration Statement”), pursuant to which the Company is registering the offering for sale (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”), of:

(i)	units having a maximum aggregate offering price of $15,000,000 (the “Public Offering Units”) consisting of (a) shares (the “Public Offering Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and (b) warrants to purchase shares of Common Stock (the “Public Offering Warrants”), with the Common Stock underlying the Public Offering Warrants having a maximum aggregate offering price of $78,000,000; and

(ii)	Unit Purchase Options to be issued to the representative of the underwriters in the Offering to purchase units (the “Representative’s Units”, together with the Public Offering Units, the “Units”) consisting of (a) shares of Common Stock (the “Representative’s Shares” and, together with the Public Offering Shares, the “Shares”) having a maximum aggregate offering price of $937,500 and (b) warrants to purchase shares of Common Stock (the “Representative’s Warrants” and, together with the Public Offering Warrants, the “Warrants”), with the Common Stock underlying the Representative’s Warrants having a maximum aggregate offering price of $3,900,000.

Each Unit consists of one Share and one Warrant. The shares of Common Stock issuable upon exercise of the Warrants shall be referred to herein as the “Warrant Shares.” The Units, Shares, Unit Purchase Options, Warrants and Warrant Shares are, collectively, referred to herein as the “Securities.”

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON  |  LONDON  |  LOS ANGELES  |  NEW YORK  |  SAN DIEGO  |  SAN FRANCISCO  |  STAMFORD  |  WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

November 19, 2014

The Securities are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the underwriters to be named therein. The form of the Underwriting Agreement has been filed as Exhibit 1.1 to the Registration Statement. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Underwriting Agreement.

In connection with this opinion, we have examined the Company’s Restated Certificate of Incorporation and Restated Bylaws, each as currently in effect, and the form of the Underwriting Agreement; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Our opinion is limited to the General Corporation Law of the State of Delaware and the state laws of the State of New York and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that (i) the Public Offering Units, when issued and delivered by the Company in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the Public Offering Shares, when issued and delivered by the Company in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (iii) the Public Offering Warrants, when issued and delivered by the Company in accordance with the Underwriting Agreement, will constitute binding obligations of the Company in accordance with their terms, (iv) the Unit Purchase Options, when issued and delivered by the Company in accordance with the Underwriting Agreement, will constitute binding obligations of the Company in accordance with their terms, (v) the Representative’s Units, when issued and delivered by the Company in accordance with the Unit Purchase Options, will constitute a binding obligation of the Company in accordance with its terms, (vi) the Representative’s Shares, when issued and delivered by the Company in accordance with the terms and conditions of the Unit Purchase Options, will be validly issued, fully paid and non-assessable, (vii) the Representative’s Warrants, when issued and delivered by

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

November 19, 2014

the Company in accordance with the terms and conditions of the Unit Purchase Options, will constitute binding obligations of the Company in accordance with their terms, and (viii) the Warrant Shares, when issued and delivered by the Company in accordance with the terms and conditions of the Warrants, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.